EXHIBIT 10.87

	CREDIT AGREEMENT


	This Credit Agreement (this "Agreement") dated as of July 20, 1994, is between Astec Industries, Inc., a Tennessee corporation (the "Borrower"), and The First National Bank of Chicago, a national banking association organized and existing under the laws of the United States of America (the "Lender").

	RECITALS

	A.	The Borrower has requested that the Lender extend
credit to the Borrower in order to enable the Borrower to borrow, on and after the date hereof, a principal amount not in excess of FIFTEEN MILLION AND NO/100 UNITED STATES DOLLARS (U.S.
$15,000,000) at any time outstanding (the "Loan") for the purpose of providing for the working capital needs of the Borrower and its Subsidiaries (as hereinafter defined) from time to time on a revolving credit basis.

	B.	The Lender is willing to make the Loan to the
Borrower, and the Borrower is willing to borrow from the Lender, subject to the terms and conditions herein set forth.


	AGREEMENT

	NOW, THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements herein set forth, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

	ARTICLE I

	DEFINITIONS


	As used in this Agreement:

	"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

	"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person, or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or is a director or executive officer of the controlled Person.

	"Agreement" means this Credit Agreement, as it may be amended, modified, supplemented or restated, and in effect from time to time.

	"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied on a consistent basis and applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 below.

	"Arrangement Fee" is defined in Section 2.4 below.

	"Article" means an article of this Agreement unless another document is specifically referenced.

	"Authorized Officer" means any of the President, Senior Vice President, or Corporate Controller of the Borrower, acting singly, or other employee of Borrower designated in writing to Lender.

	"Bond Transactions" means (i) the issuance of Industrial Development Revenue Bonds in the approximate amount of $8,000,000 to finance the construction and acquisition of a facility and equipment to be used in the operation of Trencor, Inc.'s business and (ii) the issuance of Variable Rate Demand Industrial Revenue Bonds Series 1994 in the approximate value of $6,000,000 to finance the expansion of Telsmith, Inc.'s Mequon, Wisconsin facility and the acquisition of equipment to be used in the operation of Telsmith, Inc.'s business.

	"Borrower" means Astec Industries, Inc., a Tennessee corporation, and its successors and assigns.

	"Borrowing Date" means a date on which a Loan is made hereunder.

	"Borrowing Notice" is defined in Section 2.7 below.

	"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois.

	"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting
Principles.

	"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

	"CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended.

	"Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the outstanding shares of voting stock of the Borrower.



	"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

	"Commitment" means the obligation of the Lender hereunder to make Loans and issue Letters of Credit in a maximum aggregate principal and stated amount, as applicable, not exceeding $15,000,000, as such amount may be modified or reduced from time to time pursuant to the terms hereof.

	"Commitment Fee" is defined in Section 2.4 below.

	"Condemnation" is defined in Section 7.8 below.

	"Consolidated Current Assets" means the consolidated current assets of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

	"Consolidated Current Liabilities" means the consolidated current liabilities of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

	"Consolidated Fixed Charges" means, for any period, without duplication, the sum of the amounts for such period of (i) consolidated interest expense, amortization of debt discount and expense on Indebtedness of the Borrower and its Subsidiaries, and (ii) payments of principal on Indebtedness (excluding Capitalized Lease Obligations), all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, provided that Consolidated Fixed Charges shall not include the PMLIC Indebtedness.

	"Consolidated Funded Debt" means the consolidated
Indebtedness of the Borrower and its Subsidiaries which by its terms is due more than one year from the date of determination or which may be extended or renewed at the option of the Borrower or any Subsidiary to a date more than one year from such date, provided, that Consolidated Funded Debt shall not include Contingent Obligations of the Borrower incurred in the ordinary course of business with respect to accounts or notes receivables sold by the Borrower or any Subsidiary.

	"Consolidated Income Available for Fixed Charges" at any date means earnings (exclusive of any non-recurring gains or losses) before provision for taxes for the period consisting of the immediately preceding four fiscal quarters (including the quarter in which the determination date falls), all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principals.

	"Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

	"Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses and other intangible items, all determined in accordance with Agreement
Accounting Principles.



	"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other
Person, or otherwise assures any creditor of such other Person against loss, including without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

	"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

	"Conversion/Continuation Notice" is defined in Section 2.8 below.

	"Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by the Lender from time to time, changing when and as said corporate base rate changes.

	"Cumulative Consolidated Net Income" means, for any period, the cumulative net income of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with Agreement
Accounting Principles.

	"Default" means an event described in Article VII below.

	"Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, permits and guidelines (including without limitation consent decrees and administrative orders) now existing or hereafter enacted or amended, relating to public health and safety and protection of the environment.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

	"Eurodollar Base Rate" means, with respect to a Eurodollar
Loan for the relevant Eurodollar Interest Period, the rate determined by the Lender to be the rate at which deposits in U.S. dollars are offered by the Lender to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of the Lender's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period.

	"Eurodollar Interest Period" means, with respect to a Eurodollar Loan, a period of one, two or three months commencing on a Business
Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second or third succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

	"Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

	"Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) 1.0% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

	"Existing Revolving Credit Facility" means that certain existing revolving credit facility extended by the Lender to the Borrower pursuant to that certain Amended and Restated Credit Agreement dated as of April 27, 1989 executed by the Borrower and the Lender, as amended from time to time, pursuant to which in part the Lender agreed to make available to the Borrower revolving credit loans and letters of credit in the maximum aggregate principal amount of $15,000,000.

	"Extension Request" is defined in Section 2.16 below.

	"Facility Termination Date" means June 30, 1997, any later date as may be specified by the Lender as the Facility Termination Date in accordance with Section 2.16 below, or any earlier date as provided in
Section 3.6 below.

	"Financial Undertaking" of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (ii) any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries, (iii) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries, or (iv) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including without limitation, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

	"Floating Rate" means, for any day, a rate per annum equal to the Corporate Base Rate for such day, changing when and as the Corporate Base Rate changes, minus .25% per annum.

	"Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

	"Guarantor" means Heatec Inc., a Tennessee corporation,
Roadtec, Inc., a Tennessee corporation, Trencor, Inc., a Texas corporation (formerly known as Trencor Jetco, Inc.), Telsmith, Inc., a Delaware corporation, Astec Transportation, Inc., a Tennessee corporation, Astec Corporation, a Tennessee corporation, and their respective successors and assigns.

	"Guaranty" means that certain Guaranty of even date herewith executed by each of the Guarantors in favor of the Lender, as it may be amended or modified and in effect from time to time.

	"Hazardous Materials" means (i) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, (ii) any oil, petroleum or petroleum derived substances, any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (a) pose a hazard to any Property of the Borrower or any of its Subsidiaries or to Persons on or about such Properties, or (b) cause such properties to be in violation of any Environmental laws, (iii) asbestos in any form which is or could become friable, radon gas, urea formaldehyde foam insulation, or polychlorinated biphenyls, and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

	"Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under interest rate swap, exchange, cap or similar agreements, (vii) Contingent Obligations, (viii) obligations for which such Person is obligated pursuant to or in connection with a Letter of Credit or corresponding Reimbursement Agreement, (ix) obligations of such Person upon which interest charges are contractually specified, (x) obligations of such Person under conditional sale or other title retention agreement relating to Property purchased by such Person, (xi) Financial Undertakings and (xii) Rate Hedging Obligations.

	"Investment" of a Person means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

	"Lender" means The First National Bank of Chicago and its successors and assigns.

	"Lending Installation" means any office, branch, subsidiary or affiliate of the Lender.

	"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, including without limitation, any commercial or standby letter of credit issued by the Lender for the account of the Borrower in accordance with Section 2.17 below.

	"Letter of Credit Obligations" shall mean, at any particular time, the sum of (i) all reimbursement obligations of the Borrower to the Lender pursuant to the Letters of Credit and the Reimbursement
Agreements and (ii) the aggregate maximum amount then available to be drawn under the then outstanding Letters of Credit issued by the Lender to the Borrower.

	"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

	"Loan" means the Loan specified in Recital A above, including without limitation, all Letters of Credit issued by the Lender to the Borrower hereunder (and all amounts owing in connection therewith) and any other borrowing hereunder.

	"Loan Account" means bank account number 55-06875 with the Lender in the name of Astec Industries, Inc. Corporate Account, or such other bank account with the Lender as shall be designated by the Borrower and the Lender from time to time.

	"Loan Documents" means this Agreement, the Note, each Letter of Credit issued, and Reimbursement Agreement executed pursuant to
Section 2.17 below, the Guaranty, and each of the documents specified in Article IV below.

	"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any of the Subsidiaries to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

	"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

	"Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of the Lender in the amount of the Commitment, including any amendment, modification, renewal or replacement of such promissory note.

	"Obligations" means all unpaid principal of and accrued and unpaid interest on the Note (including all interest accruing after the commencement of any proceeding against or with respect to the Borrower under the United States Bankruptcy Code, Title 11 of the
United States Code, or any other federal or state bankruptcy, insolvency, receivership or similar law, at the rates specified in this Agreement), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the Subsidiaries to the Lender or any indemnified party hereunder arising under the Loan Documents, including without limitation, all Rate Hedging Obligations owing to the Lender and all obligations owing pursuant to, or in connection with a Letter of Credit issued, and a Reimbursement Agreement executed in connection with Section 2.17 below.

	"Participants" is defined in Section 10.2.1 below.

	"Payment Date" means the first Business Day of each calendar month.

	"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

	"Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

	"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

	"PMLIC" means Principal Mutual Life Insurance Company.

	"PMLIC Indebtedness" means all indebtedness incurred by the Borrower or its Subsidiaries pursuant to or in connection with those certain Note Agreements dated January 31, 1989, executed by the Borrower and PMLIC.

	"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed of such Person, or other assets owned, leased or operated by such Person.

	"Purchasers" is defined in Section 10.3.1 below.

	"Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired
(including without limitations, all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including without limitations, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

	"Reimbursement Agreement" shall mean, with respect to a Letter of Credit, such reimbursement agreement as the Lender may employ in the ordinary course of business for its own account.

	"Release" means a "release", as such term is defined in CERCLA.

	"Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

	"Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

	"Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Eurodollar Interest Period.

	"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

	"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

	"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender, provided that Indebtedness related to, or incurred in connection with, the Bond Transactions shall not constitute Subordinated Indebtedness.

	"Subsidiary" of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower. As of the date hereof, the sole Subsidiaries of the Borrower are Heatec, Inc., a Tennessee corporation, Roadtec, Inc., a Tennessee corporation, Trencor, Inc., a Texas corporation, Telsmith, Inc., a Delaware corporation, Astec Transportation, Inc., a Tennessee corporation, and Astec Corporation, a Tennessee corporation, each of which is a Wholly-Owned Subsidiary of the Borrower, provided that so long as Wibau-Astec Maschinenfabrik
GmbH, a German limited liability company ("Wibau-Astec") is not a Wholly-Owned Subsidiary of the Borrower, Wibau-Astec shall not be a Subsidiary of the Borrower for the purposes of the Loan Documents.

	"Subsidiary Letters of Credit" means (i) that certain letter of credit issued by the Lender for the account of the Borrower in connection with the issuance of Industrial Development Revenue Bonds in the approximate amount of $8,000,000 to finance the construction and acquisition of a facility and equipment to be used in the operation of Trencor, Inc.'s business, and (ii) that certain letter of credit issued by M&I Marshall and Ilsley Bank for the account of the Borrower in connection with the issuance of Variable Rate Demand Industrial
Revenue Bonds Series 1994 in the approximate value of $6,000,000 to finance the construction and acquisition of a facility and equipment to be used in the operation of Telsmith, Inc.'s business.

	"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve
(12) month period ending with the month in which such determination is made, or (ii) is responsible for more than ten percent (10%) of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the consolidated financial statements referred to in clause (i) above.

	"Transferee" is defined in Section 10.4 below.

	"Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

	"Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under a Single Employer Plan exceeds the fair market value of such Plan's assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

	"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

	"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

	The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


	ARTICLE II

	THE CREDITS

	 2.1.	Commitment.  From and including the date of this
Agreement and prior to the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to, and issue Letters of Credit on the application of, the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of the Commitment. Without limitation to the foregoing, the maximum amount available to the Borrower to borrow under the Commitment from time to time shall be reduced by the aggregate outstanding stated amount of all Letters of Credit issued by the Lender on the application of the Borrower from time to time pursuant to this Agreement. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitment to lend hereunder shall expire on the Facility Termination Date.

	 2.2.	Required Payments; Termination.  The outstanding
principal balance of the Loans shall be reduced to an amount not to exceed $7,500,000 for thirty (30) consecutive days during each consecutive twelve (12) month period during the term of this Agreement and during each renewal period provided for in Section 2.16 below. If not sooner paid, any and all outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

	 2.3.	Types of Loans.  The Loans may be Floating Rate
Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8 below.

	 2.4.	Arrangement Fee; Commitment Fee; Reductions in
Commitment. The Borrower agrees to pay to the Lender an Arrangement Fee in the amount of $15,000 ("Arrangement Fee") payable on or before the date hereof, which Arrangement Fee shall be deemed fully earned on the date hereof whether or not the Loan is disbursed in whole or in part. The Borrower also agrees to pay to the Lender a commitment fee ("Commitment Fee") of 0.20% per annum on the daily average amount of the unborrowed portion of the Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may not reduce the Commitment in whole or in part during the term of this Agreement or at any time prior to the Facility Termination Date. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lender to make Loans hereunder.

	 2.5.	Minimum Amount of Each Loan.  Each Eurodollar
Loan shall be in the minimum amount of $100,000 (and in multiples of $10,000 if in excess thereof), and each Floating Rate Loan shall be in the minimum amount of $10,000 (and in multiples of $10,000 if in excess thereof), provided, however, that any Floating Rate Loan may be in the amount of the unused Commitment.

	 2.6.	Optional Principal Payments.  The Borrower may
from time to time pay, without penalty or premium, all outstanding Floating Rate Loans, or, in a minimum aggregate amount of $10,000 or any integral multiple of $10,000 in excess thereof, any portion of the outstanding Floating Rate Loans. The Borrower may not pay a Eurodollar Loan prior to the last day of the applicable Eurodollar Interest Period, unless, at the time of such payment, the Borrower pays to the Lender pursuant to Section 3.4 below all losses and costs incurred by the Lender as the result of such payment.

	 2.7.	Method of Selecting Types and Interest Periods for
New Loans. Subject to Section 2.17 below, the Borrower shall select the Type of Loan and, in the case of each Eurodollar Loan, the Eurodollar Interest Period applicable to each such Loan from time to time. Subject to Section 2.12 below, the Borrower shall give the Lender irrevocable written or telephonic notice (a "Borrowing Notice") not later than 1:00 p.m. (Chicago time) on the Borrowing Date of each Floating
Rate Loan, and two (2) Business Days before the Borrowing Date for each Eurodollar Loan, specifying:

		(i)	the Borrowing Date, which shall be a Business
Day, of such Loan,

		(ii)	the aggregate amount of such Loan,

		(iii)	the Type of Loan selected, and

		(iv)	in the case of each Eurodollar Loan, the
Eurodollar Interest Period applicable thereto.

Not later than 4:00 p.m. (Chicago time) on each Borrowing Date, the Lender shall make available the Loan or Loans, in funds immediately available, in Chicago to the Borrower at the Lender's address specified pursuant to Article XI below.

	 2.8.	Conversion and Continuation of Outstanding Loans.
Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans as provided below. Each Eurodollar Loan shall continue as a Eurodollar
Loan until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless the Borrower shall have given the Lender a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Eurodollar
Interest Period.  Subject to the terms of Sections 2.5 and 2.6 above and
Section 3.4 below, the Borrower may elect from time to time to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Loan shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. Subject to Section 2.12 below, the Borrower shall give the Lender irrevocable written or telephonic notice (a "Conversion/Continuation Notice") of each conversion of a Loan or continuation of a Eurodollar Loan not later than 1:00 p.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Loan, or two (2) Business Days, in the case of a conversion into or continuation of a Eurodollar Loan, prior to the date of the requested conversion or continuation, specifying:

		(i)	the requested date which shall be a Business
Day, of such conversion or continuation;

		(ii)	the aggregate amount and Type of the Loan
which is to be converted or continued; and

		(iii)	the amount and Type(s) of Loan(s) into which
such Loan is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Loan, the duration of the Eurodollar Interest Period applicable thereto.

	 2.9.	Changes in Interest Rate, etc.  Changes in the rate of
interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Corporate Base Rate. Each Floating Rate Loan shall bear interest from and including the first day of the Loan to (but not including) the day of repayment of the Loan. Each Eurodollar Loan shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined as applicable to such Eurodollar Loan. No Eurodollar Interest Period may end after the Facility Termination Date. The records of the Lender as to the interest rate applicable to a Loan shall be binding and conclusive absent manifest error.

	2.10.	Default; Rates Applicable After Default.
Notwithstanding anything to the contrary contained in Sections 2.7 or
2.8 above, during the continuance of a Default or Unmatured Default, the Lender may, at its option, by notice to the Borrower declare that no Loan may be made as, converted into or continued as a Eurodollar Loan.
 During the continuance of a Default, including without limitation, a default by the Borrower in the payment of principal of or interest on a Loan or any other amount becoming due hereunder by scheduled maturity, acceleration or otherwise, the Lender may, at its option, by notice to the Borrower, declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus one percent (1%) per annum and (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus one percent (1%) per annum.

	2.11.	Method of Payment.  All payments of the Obligations
hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender's address specified pursuant to Article XI below, or at any other Lending Installation of the Lender specified in writing by the Lender to the Borrower, by 1:00 p.m. (Chicago time) on the date when due. Funds received after that time shall be deemed to have been received by the Lender on the next following Business Day. The Borrower shall maintain the Loan Account with the Lender into which all advances of the Loan by the Lender to the Borrower shall be made. The Borrower hereby authorizes the Lender, and the Lender may, in its sole and absolute discretion, charge for any payments due hereunder, under the Note and under the other Loan Documents, the Loan Account, provided however, that the provisions of this Section 2.11 shall not affect the Borrower's obligation to pay when due all amounts payable by the Borrower under this Agreement, the Note and any other Loan
Document, whether or not there are sufficient funds in the Loan
Account.

	2.12.	Note; Telephonic Notices.  The Lender is hereby
authorized to record the principal amount and date of each of the Loans and each repayment (of principal and interest) and such other reasonable information on the schedule attached to the Note or in the Lender's internal records, provided, however, that the failure to so record (or any error in such recording) shall not affect the Borrower's obligations under the Note or the other Loan Documents. The Borrower hereby authorizes the Lender to extend, convert or continue Loans, effect selections of Types of Loans and transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be an Authorized Officer. The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

	2.13.	Interest Payment Dates; Interest and Fee Basis.
Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Loan is prepaid due to acceleration, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Loan converted into a Eurodollar Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Eurodollar Interest Period, on any date on which the Eurodollar Loan is prepaid (without limitation to the restrictions set forth in Sections 2.6 and 2.8 above and Section 3.4 below), whether by acceleration or otherwise, and at maturity. Interest and Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received by the Lender prior to 1:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

	2.14.	Lending Installations.  The Lender may book the
Loans at any Lending Installation selected by the Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Note shall be deemed held by the Lender for the benefit of such Lending Installation. The Lender may, by written or telex notice to the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

	2.15.	Application of Payments.  The Borrower irrevocably
waives the right to direct the application of payments and collections received by the Lender from or on behalf of the Borrower, and the Borrower agrees that the Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Obligations in such manner as the Lender may deem appropriate, notwithstanding any entry by the Lender upon any of its books and records, provided, however, that so long as the Borrower is not delinquent in the payment to the Lender of any amounts (including principal, interest and fees) owing under the Loan, this Agreement and any of the other Loan Documents, nothing contained herein shall limit the Borrower's rights under Section 2.6 above. To the extent that the Borrower makes a payment or payments to the Lender, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments had not been received by the Lender.

	2.16.	Extension of Facility Termination Date.  The
Borrower may request an extension of the Facility Termination Date in effect at any time by submitting a request for an extension to the Lender (an "Extension Request") not less than twelve (12) months and not more than fourteen (14) months prior to the then applicable Facility Termination Date. If the Lender decides, in its sole discretion, to approve the Extension Request, then effective upon written notice of such approval from the Lender to the Borrower, the new Facility Termination Date shall be on the next anniversary of the then applicable Facility Termination Date.

	2.17	Letters of Credit.

		(i) Obligation to Issue. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to issue for the account of the Borrower one or more Letters of Credit, up to a maximum aggregate stated amount at any one time outstanding equal to the unused amount of the Commitment from time to time (after taking into account all Letter of Credit Obligations) during the term of this Agreement up to the Business Day which is five (5) Business Days prior to the Facility Termination Date.

		(ii) Types and Amounts. The Lender shall not have any obligation to issue any Letter of Credit at any time:

		(a) if the maximum aggregate amount then available for drawing under Letters of Credit, after giving effect to the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Lender;

		(b) if immediately after the issuance of such Letter of Credit, the Commitment would be exceeded; or

		(c) if the proposed Letter of Credit has an expiration date later than five (5) Business Days immediately preceding the Facility Termination Date.

		(iii) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Article IV below, the obligation of the Lender to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

		(a) if required by the Lender, the Borrower shall have delivered to the Lender, at such times and in such manner as the Lender may prescribe, a Reimbursement Agreement and such other documents and materials as may be required by the Lender pursuant to the terms thereof, and the terms of the proposed
Letter of Credit shall be satisfactory to the Lender and shall be consistent with the Lender's ordinary practice with respect to terms of its letters of credit; and

		(b) as of the date of issuance of the Letter of Credit, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Lender from issuing the Letter of Credit and no law, rule or regulation applicable to the Lender and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any governmental authority with jurisdiction over the Lender shall prohibit or request the Lender to refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

		(iv)  Issuance of Letters of Credit.

		(a)	The Borrower shall give at least one (1)
Business Day's prior written notice of a requested issuance of a Letter of Credit, which Letter of Credit shall be issued in a manner consistent with the Lender's ordinary practice with respect to issuing letters of credit by the close of business on the following Business Day. Such notice shall be irrevocable and in the form of the customary letter of credit application used by the Lender and shall specify (I) the stated amount of the Letter of Credit requested, (II) the effective date (which day shall be a Business Day) of issuance of the requested Letter of Credit, (III) the date on which the requested Letter of Credit is to expire (subject to Section 2.17(ii)(c) above), (IV) the Person for whose benefit the requested Letter of Credit is to be issued, (V) the amount of Letter of Credit Obligations and Obligations then outstanding, (VI) the then unused portion of the Commitment, and (VII) the terms on which the Letter of Credit is to be issued.
 Such notice, to be effective, must be received by the Lender not later than 12:00 noon (Chicago time) on the last Business Day on which notice can be given under this Section 2.17(iv)(a).

		(b) The Lender shall not be obligated to extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so extended or amended would be prohibited by Section 2.17(ii) above.

		(v)  Reimbursement Obligations; Duties of the
Lender.

		(a) Notwithstanding any provisions to the contrary in any Reimbursement Agreement:

			(I) the Borrower shall reimburse the Lender for drawings under a Letter of Credit issued by it no later than the earlier of (1) the time specified in such Reimbursement Agreement, and (2) three (3)
Business Days after the payment by the Lender of such drawing; and

			(II) any reimbursement obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit at the higher of the interest rate (1) specified in the applicable Reimbursement Agreement with respect to such amount, or (2) for past due Floating
Rate Loans calculated in accordance with Section
2.10 above.

		(b)  In the event this Agreement and any
Reimbursement Agreement are inconsistent, the terms of this Agreement shall prevail.

		(vi)  Payment of Reimbursement Obligations.  The
Borrower agrees to pay to the Lender the amount of all reimbursement obligations, interest and other amounts payable to the Lender under or in connection with any Letter of Credit issued on behalf of the Borrower immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Lender or any other Person.

		(vii)  Compensation for Letters of Credit.  The
Borrower shall pay with respect to each Letter of Credit 1.0% of the stated amount of the Letter of Credit per annum in advance.

		(viii)  Indemnification; Exoneration.

		(a) In addition to amounts payable as elsewhere provided in this Section 2.17, the Borrower hereby agrees to protect, indemnify, pay and save the Lender harmless from and against any and all loss, liability, damage and expense
(including attorneys' fees and expenses) which the Lender may incur or be subject to as a consequence, direct or indirect, of (I) the issuance of a Letter of Credit, other than as a result of its gross negligence or willful misconduct, or (II) the failure of the Lender to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority.

		(b) As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of or misuse of such Letter of Credit by the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Reimbursement Agreements, the Lender shall not be responsible for (I) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for the issuance of the Letters of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged, (II) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (III) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, (IV) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise, whether or not they be in cipher, (V) errors in interpretation of technical terms, (VI) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (VII) the misapplication by the beneficiary of a Letter of Credit, or (VIII) any consequences arising from causes beyond the control of the Lender, except in each case if caused solely by the gross negligence or willful misconduct of the Lender.

		(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Lender under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates, if taken or omitted in good faith, shall not in the absence of gross negligence or willful misconduct by the Lender, put the Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Lender.

	2.18	Existing Revolving Credit Facility.  This Agreement
and the transactions contemplated hereunder supersede and replace the Existing Revolving Credit Facility which shall be deemed canceled and null and void, and neither the Lender nor the Borrower shall have any further obligations thereunder, provided, that, each letter of credit described in Schedule "2.18" hereto shall be deemed to have been issued under Section 2.17 above and be otherwise subject to the terms and provisions of this Agreement.

	ARTICLE III

	CHANGE IN CIRCUMSTANCES


	 3.1.	Yield Protection.  If any law or any governmental or
quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of the Lender therewith,

		(i) subjects the Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of the Lender or any applicable Lending Installation), or changes the basis of taxation of payments to the Lender in respect of the Loans (including without limitation the Letter of Credit Obligations) or other amounts due it hereunder, or

		(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Loans), or

		(iii) imposes any other condition the result of which is to increase the cost to the Lender or any applicable Lending Installation of making, funding or maintaining loans (including without limitation issuing letters of credit) or reduces any amount receivable by the Lender or any applicable Lending Installation in connection with loans (including without limitation letters of credit), or requires the Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans (including without limitation letters of credit) held or interest received by it, by an amount deemed material by the Lender, then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender that portion of such increased expense incurred or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loans (including without limitation the Letter of Credit Obligations) and the Commitment.

	 3.2.	Changes in Capital Adequacy Regulations.  If the
Lender determines the amount of capital required or expected to be maintained by it, any Lending Installation of the Lender or any corporation controlling the Lender is increased as a result of a Change
(as defined below), then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the Loans (including without limitation the Letter of Credit Obligations) or its obligation to make Loans (including without limitation Letters of Credit) hereunder (after taking into account the Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any Lending Installation or any corporation controlling the Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July
1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

	 3.3.	Availability of Types of Loans.  If the Lender
determines that maintenance of any of the Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Lender may suspend the availability of the affected Eurodollar Loan and require any such Eurodollar Loans to be repaid; or if the Lender determines that (i) deposits of a type or maturity appropriate to match fund Eurodollar
Loans are not available, the Lender may suspend the availability of the affected Eurodollar Loan with respect to any Eurodollar Loans made after the date of any such determination, or (ii) an interest rate applicable to a Eurodollar Loan does not accurately reflect the cost of making such Eurodollar Loan, then, if for any reason whatsoever the provisions of Section 3.1 above are inapplicable, the Lender may suspend the availability of the affected Eurodollar Loan with respect to any such Eurodollar Loans made after the date of any such determination.

	 3.4.	Funding Indemnification.  Without limitation to the
restrictions set forth in Sections 2.6 and 2.8 above, if any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lender, the Borrower will indemnify the Lender for any loss or cost incurred by the Lender resulting therefrom, including without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan.

	 3.5.	Lender Statements; Survival of Indemnity. To the
extent reasonably possible, the Lender shall designate an alternate Lending Installation with respect to the Eurodollar Loans to reduce any liability of the Borrower to the Lender under Sections 3.1 and 3.2 above or to avoid the unavailability of a Eurodollar Loan under Section 3.3 above, so long as such designation is not disadvantageous to the Lender.
 The Lender shall deliver to the Borrower a written statement as to the amount due, if any, under Sections 3.1, 3.2 or 3.4 above. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though the Lender funded the Eurodollar
Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 above shall survive payment of the Obligations and termination of this Agreement.

	3.6	Termination of Commitment.  If the Borrower incurs
additional cost or expense pursuant to Sections 3.1, 3.2 or 3.3 above, upon thirty (30) days' prior written notice to the Lender, the Borrower may terminate the Commitment, and neither the Lender nor the Borrower shall have any further obligations hereunder, except for such obligations which shall expressly survive the termination of the Commitment, this Agreement or any of the other Loan Documents.

	ARTICLE IV

	CONDITIONS PRECEDENT


	 4.1.	Initial Loan.  The Lender shall not be required to
make the initial Loan hereunder unless the Borrower has furnished to the Lender in form and content satisfactory to the Lender each of the following:

		(i)	Copies of the articles of incorporation, together
with all amendments thereto, and a certificate of good standing, of the Borrower and each of its Subsidiaries, all certified by the appropriate governmental officer in the Borrower's and each of its Subsidiaries' jurisdiction of incorporation, and if requested by the Lender, certificates of authorization to do business in all other jurisdictions where the Borrower and each of its Subsidiaries conducts business.

		(ii)	Copies, certified by the Secretary or Assistant
Secretary of the Borrower and each of its Subsidiaries, of their respective by-laws and of their respective Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Lender) authorizing the execution, delivery and performance of the Loan Documents.

		(iii)	An incumbency certificate, executed by the
Secretary or Assistant Secretary of the Borrower and each of its Subsidiaries, which shall identify by name and title and bear the signature of the officers of the Borrower and each of its Subsidiaries authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower.

		(iv)	A certificate, signed by the chief financial
officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

		(v)	A written opinion of the Borrower's and each of
its Subsidiaries' counsel, addressed to the Lender in substantially the form of Exhibit "B" hereto.

		(vi)	The Note.

		(vii)	Written money transfer instructions, in
substantially the form of Exhibit "C" hereto, addressed to the Lender and signed by an Authorized Officer, together with such other related money transfer authorizations as the Lender may have reasonably requested.

		(viii)	The Guaranty.

		(ix)	The insurance certificate described in Section
5.19 below and any and all certificates of insurance required by the Lender under Section 6.6 below.

		(x)	Payment of the Arrangement Fee.

		(xi)	An agreement terminating that certain
Collateral Trust Indenture dated as of March 1, 1991 executed by and among the Borrower, the Lender, NationsBank of Georgia, National
Association (formerly known as Citizens and Southern Trust Company (Georgia), N.A.) and Principal Mutual Life Insurance Company.

		(xii)	A solvency certificate executed by an
Authorized Officer of the Borrower.

		(xiii) Recently dated reports describing all Lien filings and judgments against or with respect to the Borrower and each Subsidiary.

		(xiv)	Such other documents as the Lender or its
counsel may have reasonably requested.

	 4.2.	Each Loan.  The Lender shall not be required to make
any Loan (including without limitation, issuance of a Letter of Credit, but other than a Loan that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Loans), unless on the applicable Borrowing Date:

		(i)	There exists no Default or Unmatured Default.

		(ii)	The representations and warranties contained in
Article V below are true, correct and complete as of such Borrowing
Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true, correct and complete on and as of such earlier date.

		(iii)	All legal matters incident to the making of such
Loan shall be satisfactory to the Lender and its counsel.

	Each Borrowing Notice with respect to each such Loan and each acceptance by the Borrower of the proceeds of each such Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Lender may require a duly completed compliance certificate in substantially the form of Exhibit "D" hereto as a condition to making a Loan.


	ARTICLE V

	REPRESENTATIONS AND WARRANTIES


	The Borrower represents and warrants to the Lender that:

	 5.1.	Corporate Existence and Standing.  Each of the
Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority, including all licenses, registrations, permits, franchises, patents, copyrights, trademarks, tradenames, consents and approvals, to own its property and assets and consummate the transactions contemplated hereby and to conduct its business, and is qualified to do business and is in good standing or otherwise authorized to conduct business in each jurisdiction in which its business is conducted and where such qualification is necessary.

	 5.2.	Authorization and Validity.  Each of the Borrower
and its Subsidiaries has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents and the performance of its obligations hereunder and thereunder have been duly authorized by proper corporate proceedings, and the Loan
Documents constitute legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable against the Borrower and its Subsidiaries in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

	 5.3.	No Conflict; Government Consent.  Neither the
execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation (including any applicable Regulations of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.
No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

	 5.4.	Financial Statements.  The December 31, 1993
consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. All financial projections will be prepared by the Borrower in good faith, based upon information and assumptions reasonably believed to be sound and accurate and represent reasonable forecasts of the Borrower's future operations and financial performance.

	 5.5.	Material Adverse Effect.  Since December 31, 1993,
there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

	 5.6.	Taxes.  The Borrower and its Subsidiaries have filed
all United States federal income tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

	 5.7.	Litigation and Contingent Obligations.  Except as set
forth on Schedule "5.7" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers after due inquiry, threatened against or affecting the Borrower or any of its Subsidiaries or their respective Property or operations which could have a Material Adverse Effect.
Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in
Section 5.4.

	 5.8.	Subsidiaries.  Schedule "5.8" hereto contains an
accurate and complete list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries are free from liens and have been duly authorized and issued and are fully paid and non-assessable.

	 5.9.	ERISA.  The Unfunded Liabilities of all Single
Employer Plans do not in the aggregate exceed $5,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each
Plan complies in all material respects with all applicable requirements of law and regulations, including without limitation, all minimum funding standards under ERISA, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

	 5.10.	Accuracy of Information.  All factual information
heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

	5.11.	Regulation U.  Neither the Borrower nor any of its
Subsidiaries is engaged principally, or as of one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Neither the Loan nor any of the proceeds thereof, is for the purpose, whether immediate, incidental or ultimate of (i) buying or carrying Margin Stock, or (ii) extending credit to others for the purpose of buying or carrying Margin Stock, or (iii) refunding indebtedness originally incurred for such purpose, or for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations of the Board of Governors of the Federal Reserve System, including Regulation U.

	5.12.	Material Agreements.  Neither the Borrower nor any
Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

	5.13.	Compliance With Laws.  The Borrower and its
Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Properties, including without limitation, Environmental Laws and ERISA. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Materials into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

	5.14.	Ownership of Properties.  Except as set forth on
Schedule "5.14" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.18 below, to all of the Property and assets reflected in its consolidated financial statements as owned by them.

	5.15.	Investment Company Act.  Neither the Borrower nor
any Subsidiary thereof is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

	5.16.	Public Utility Holding Company Act.  Neither the
Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

	5.17.	Subordinated Indebtedness.  The Obligations
constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

	5.18.	Intentionally Omitted.

	5.19.	Insurance.  The certificate signed by the President or
Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and its Subsidiaries and that has been furnished by the Borrower to the Lender, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

	5.20.	Solvency.  (i) Neither the Borrower nor any
Subsidiary is insolvent and the consummation of the transactions contemplated herein will not render the Borrower or any Subsidiary insolvent. Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise, of the Borrower and the Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise, as such debts and liabilities become absolute and matured, and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

	(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

	5.21.	Licenses.  Each of the Borrower and its Subsidiaries
possesses adequate assets, licenses, permits, authorizations, patents, patent applications, copyrights, trademarks, trademark applications and tradenames to continue to conduct its business as heretofore conducted. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. The Borrower has no notice or knowledge of any fact or any past, present or threatened occurrence that could preclude or impair the Borrower's or its Subsidiaries' ability to retain or obtain any authorization necessary for the operation of their respective businesses.

	5.22.	Environmental Protection.  Except as set forth on
Schedule "5.22 " hereto:

		(i) all facilities and Properties (including without limitation, underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws;

		(ii) there has been no past, and there are no pending or threatened

			(a)	claims, complaints, notices or requests
for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

			(b)	complaints, notices or inquiries to the
Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

		(iii)  there have been no Releases of Hazardous
Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, could have a Materially Adverse Effect;

		(iv) the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

		(v) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

		(vi) there are no underground storage tanks, active or abandoned, including petroleum underground storage tanks, at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, could have a Materially Adverse Effect;

		(vii) neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and

		(viii) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, could have a Materially Adverse Effect.


	ARTICLE VI

	COVENANTS


	During the term of this Agreement, and for so long as the principal of or interest on the Loans or the Notes, the fees or any other expense or amount payable hereunder shall remain unpaid, unless the Lender shall otherwise consent in writing:

	 6.1.	Financial Reporting.  The Borrower will maintain, for
itself and each Subsidiary, a system of accounting and books and records established and administered in accordance with Agreement
Accounting Principles, and furnish to the Lender:

		(i)	Within one hundred twenty (120) days after the
close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including without limitation balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof and (c) a letter from said accountants addressed to the Lender acknowledging that the Lender is extending credit in primary reliance on such financial statements and authorizing such reliance.

		(ii)	Within forty-five (45) days after the close of
each of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Borrower's Chief Financial Officer.

		(iii)	As soon as available, but in any event within
sixty (60) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including without limitation a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year, certified by the Borrower's Chief Financial Officer.

		(iv)	Together with the financial statements required
hereunder, a compliance certificate in substantially the form of Exhibit "D" hereto signed by the Borrower's Chief Financial Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

		(v)	Within two hundred seventy (270) days after
the close of each Plan year, a statement of the Unfunded Liabilities of each Single Employer Plan.

		(vi)	As soon as possible and in any event within five
(5) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

		(vii)	Without limitation to Section 6.28 below, as
soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect.

		(viii)	Promptly upon the furnishing thereof to the
shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

		(ix)	Promptly upon the filing thereof, copies of all
registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

		(x)	Such other information (including without
limitation non-financial information) as the Lender may from time to time reasonably request.

	 6.2.	Use of Proceeds.  The Borrower will, and will cause
each Subsidiary to, use the proceeds of the Loans to provide for their respective working capital needs and for general corporate purposes, and for no other purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

	 6.3.	Notice of Default.  The Borrower will, and will cause
each Subsidiary to, give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material
Adverse Effect.

	 6.4.	Conduct of Business.  The Borrower will, and will
cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and (iii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, authorizations, permits, franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business.

	 6.5.	Taxes.  The Borrower will, and will cause each
Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, and pay all charges for labor and materials which if unpaid might give rise to liens on such Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

	 6.6.	Insurance.  The Borrower will, and will cause each
Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks and with such deductibles as is consistent with sound business practice, including without limitation casualty, liability and worker's compensation insurance, and the Borrower will furnish to the Lender upon request full information as to the insurance carried and certificates of insurance evidencing such insurance. All such insurance policies shall contain provisions providing that the insurance shall not be cancelable except on thirty (30) days' prior notice to the Lender.

	 6.7.	Compliance with Laws.  The Borrower will, and will
cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject, including without limitation, Environmental
Laws and ERISA.

	 6.8.	Maintenance of Properties.  The Borrower will, and
will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

	 6.9.	Inspection.  The Borrower will, and will cause each
Subsidiary to, permit the Lender, by its representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers and independent public accountants at such reasonable times and intervals as the Lender may designate.

	6.10.	Dividends.  The Borrower will not, nor will it permit
any Subsidiary to, declare or pay, directly or indirectly any dividends or make any other distributions, whether in cash or property, or a combination thereof, on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary of the Borrower.

	6.11.	Indebtedness.  The Borrower will not, nor will it
permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

		(i)	The Loans.

		(ii)	Indebtedness existing on the date hereof and
described in Schedule "5.14" hereto.

		(iii)	Indebtedness incurred in the ordinary course of
business with respect to (a) customer deposits, trade payables and all other unsecured current liabilities not the result of borrowing and not evidenced by any note or any other similar instrument, provided that Contingent Obligations with respect to accounts or notes receivables sold by the Borrower or any Subsidiary shall not exceed $15,000,000 at any one time, or (b) the acquisition of property, the aggregate principal amount of which shall not exceed $2,000,000 at any one time.

	6.12.	Merger.  The Borrower will not, nor will it permit any
Subsidiary to, merge, combine or consolidate with or into any other Person, or purchase or otherwise acquire all or substantially all of the assets of any other Person (except for an Acquisition valued (in the Lender's judgment) at less than $2,000,000), except that a Subsidiary may merge, combine or consolidate with the Borrower or a Wholly-Owned Subsidiary of the Borrower.

	6.13.	Sale of Assets.  The Borrower will not, nor will it
permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business and (ii) leases, sales, or other dispositions of its Property that, together with all other assets of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve (12) month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries and do not adversely materially affect the business or operations of the Borrower or its Subsidiaries.

	6.14.	Sale of Accounts.  Except as permitted pursuant to
Section 6.11(iii)(a) above, the Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

	6.15.	Sale and Leaseback.  The Borrower will not, nor will
it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

	6.16.	Investments and Acquisitions.  The Borrower will not,
nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

		(i)	Short-term obligations of, or fully guaranteed
by, the United States of America.

		(ii)	Commercial paper rated A-l or better by
Standard and Poor's Corporation or P-l or better by Moody's Investors Service, Inc.

		(iii)	Demand deposit accounts maintained in the
ordinary course of business.

		(iv)	Certificates of deposit issued by and time
deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

		(v)	Existing Investments in Subsidiaries and other
Investments in existence on the date hereof and described in Schedule "5.8" hereto.

		(vi)	Additional Investment or capital contributions
in Wibau-Astec subsequent to the date hereof not to exceed $5,000,000 in the aggregate.

		(vii)	Additional Investment in Wholly-Owned
Subsidiaries of the Borrower.

		(viii)	Such other Investments, subject to the
reasonable approval of the Lender.

	6.17.	Contingent Obligations.  Except as permitted
pursuant to Section 6.11(iii)(a) above, the Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business and (ii) the Guaranty.

	6.18.	Liens.  The Borrower will not, nor will it permit any
Subsidiary to, create, incur, assume or suffer to exist any Lien in, of or on the Property (now owned or hereafter acquired) or income of the Borrower or any of its Subsidiaries, except:

		(i)	Liens for taxes, assessments or governmental
charges or levies on its Property in the ordinary course of business if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

		(ii)	Liens imposed by law, such as carriers',
warehousemen's and mechanics' liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

		(iii)	Liens arising out of pledges or deposits under
worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

		(iv)	Utility easements, building restrictions and
such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

		(v)	Liens existing on the date hereof and
described in Schedule "5.14" hereto.

		(vi)	Acquisitions valued (in the Lender's
judgment) at less than $2,000,000.

	6.19.	Fixed Asset Expenditures.  The Borrower will not,
nor will it permit any Subsidiary to, expend, or be committed to expend, in the acquisition of fixed assets, in excess of (i) $20,000,000 during the fiscal year in which the date of this Agreement falls, and (ii)
$10,000,000 during any one subsequent fiscal year, calculated in each case on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

	6.20.	Rentals.  The Borrower will not, nor will it permit
any Subsidiary to, create, incur, assume or suffer to exist obligations for Rentals in excess of $3,000,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

	6.21.	Letters of Credit.  The Borrower will not, nor will it
permit any Subsidiary to, apply for or become liable upon any Letter of Credit, except as provided herein and except for the Subsidiary Letters of Credit.

	6.22.	Affiliates.  The Borrower will not, and will not permit
any Subsidiary to, enter into any transaction (including without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no more or less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

	6.23.	Amendments to Agreements.  The Borrower will not,
and will not permit any Subsidiary to, amend or waive any term or provision of its certificate or articles of incorporation or by-laws, without in each case, the prior written consent of the Lender.

	6.24.	Subordinated Indebtedness.  The Borrower will not,
and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

	6.25.	Intentionally Omitted.

	6.26.	Issuance of Stock.  Except for the issuance of stock in
connection with certain employee stock option plans maintained by the Borrower for the benefit of employees of the Borrower and the Subsidiaries, the Borrower will not, and will not permit any Subsidiary to, issue any capital stock (common or preferred, including without limitation by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into capital or common stock.

	6.27.	Accounting Method.  The Borrower will not, and will
not permit any Subsidiary to, change its fiscal year or method of accounting, except as required by Agreement Accounting Principles.

	6.28.	Environmental Covenant.  The Borrower will, and
will cause each of its Subsidiaries to:

		(i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary environmental permits, approvals, certificates and licenses in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws;

		(ii) immediately notify the Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the environmental condition of its facilities and properties or compliance with Environmental Laws, and promptly cure and have dismissed with prejudice any such actions and proceedings to the satisfaction of the Lender; and

		(iii) provide such information and certifications which the Lender may reasonably request from time to time to insure compliance with this Section 6.28.

	6.29.	Litigation and Other Notices.  The Borrower will, and
will cause each Subsidiary to, give the Lender prompt written notice of the following:

		(i)	the issuance by any court or governmental
agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loan or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint; and

		(ii)	the filing or commencement of any action, suit
or proceeding against the Borrower or any of its Subsidiaries whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority and which, if adversely determined against the Borrower or any of its Subsidiaries, as the case may be, is likely to (in the Borrower's reasonable judgment) result in liability in excess of $2,000,000 in the aggregate.

	6.30.	Current Ratio.  The Borrower will maintain a ratio of
Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.50 to 1.0 at all times.

	6.31.	Minimum Tangible Net Worth.  The Borrower will
maintain Consolidated Tangible Net Worth of not less than $50,000,000 plus fifty percent (50%) of Cumulative Consolidated Net Income subsequent to December 31, 1993 at all times.

	6.32.	Leverage Ratio.  The Borrower will maintain a ratio
of (i) Consolidated Funded Debt to (ii) the sum of Consolidated Funded Debt and Consolidated Net Worth, of not more than .50 to 1.0 at all times.

	6.33.	Fixed Charge Coverage Ratio.  The Borrower will
not, as at the last day of any fiscal quarter, permit the ratio of (i) its Consolidated Income Available for Fixed Charges to (ii) its
Consolidated Fixed Charges, in each case for the preceding four (4) fiscal quarters (including the quarter in which the determination date falls), to be less than 2.50 to 1.0.


	ARTICLE VII

	DEFAULTS


	The occurrence of any one or more of the following events shall constitute a Default:

	7.1.	Any representation or warranty made or deemed made
by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Loan, or any other
Loan Documents, or any certificate or information delivered in connection with this Agreement or any other Loan Document, shall be materially false or misleading when made.

	7.2.	Nonpayment of principal of the Note when due, or
nonpayment of interest upon the Note or of the Arrangement or Commitment Fees or other monetary obligations under any of the Loan Documents within five days (5) after the same becomes due.

	7.3.	The breach by the Borrower of any of the terms or
provisions of any of Sections 6.4, 6.10, 6.11, 6.12, 6.13, 6.16, 6.26,
6.30, 6.31, 6.32 or 6.33 above.

	7.4.	The breach by the Borrower (other than a breach
which constitutes a Default under Sections 7.1, 7.2 or 7.3 above) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Lender, provided that if such breach is not capable of being cured within such twenty (20) day period, such cure period shall be extended for a period of sixty (60) additional days so long as the Borrower has diligently begun to cure such breach and diligently pursues such cure thereafter.

	7.5.	Failure of the Borrower, any of its Subsidiaries or
any Guarantor to pay any Indebtedness for borrowed money (or any other Indebtedness in excess of $500,000, individually or in the aggregate) when due; or the default by the Borrower, any of its Subsidiaries or any Guarantor in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, after the expiration of all applicable cure periods; or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower, any of its Subsidiaries or any Guarantor shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower, any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

	7.6.	The Borrower, any of its Subsidiaries or any
Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect or similar state laws, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or similar state laws, or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to file an answer or other pleading denying, or file an answer admitting the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 below.

	7.7.	Without the application, approval or consent of the
Borrower, any of its Subsidiaries or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any of its Subsidiaries or any Guarantor or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) above shall be instituted against the Borrower or any of its Subsidiaries or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

	7.8.	Any court, government or governmental agency shall
condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower or its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve (12) month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of such Property.

	7.9.	The Borrower or any of its Subsidiaries shall fail
within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

	7.10.	The Unfunded Liabilities of all Single Employer
Plans shall exceed in the aggregate $5,000,000 or any Reportable Event shall occur in connection with any Plan.

	7.11.	The Borrower or any other member of the Controlled
Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000 or requires payments exceeding $100,000 per annum.

	7.12.	The Borrower or any other member of the Controlled
Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

	7.13.	Any Change in Control shall occur.

	7.14.	The occurrence of any "default", as defined in any
Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

	7.15.	Nonpayment by the Borrower of any Rate Hedging
Obligation or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation.

	7.16.	The Guaranty shall fail to remain in full force or
effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor denies that it has any further liability under the Guaranty, or gives notice to such effect.

	7.17.	An event shall have occurred that could give rise to a
Material Adverse Effect.


	ARTICLE VIII

	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


	 8.1.	Acceleration.  If any Default described in Sections 7.6
or 7.7 above occurs with respect to the Borrower, any of its Subsidiaries or any Guarantor, the Commitment and the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the Commitment and its obligations to make
Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

	 8.2.	Amendments.  Subject to the provisions of this Article
VIII, the Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default hereunder.

	 8.3.	Preservation of Rights.  No delay or omission of the
Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid and performed in full.

	 8.4.	Setoff.  In addition to, and without limitation of, any
rights of the Lender under applicable law and provided herein or in the other Loan Documents, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.


	ARTICLE IX

	GENERAL PROVISIONS


	 9.1.	Survival of Covenants, Representations.  All
covenants, agreements, representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note and the making of the Loans herein contemplated.

	 9.2.	Governmental Regulation.  Anything contained in this
Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

	 9.3.	Taxes.  Any taxes (excluding federal income taxes on
the overall net income of the Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

	 9.4.	Headings.  Section headings in the Loan Documents
are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

	 9.5.	Entire Agreement.  The Loan Documents embody the
entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

	 9.6.	Benefits of this Agreement.  This Agreement shall not
be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

	 9.7.	Expenses; Indemnification.  The Borrower shall
reimburse the Lender for any and all costs, internal charges and out-of-pocket expenses (including without limitation attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, administration, collection, and enforcement of the Loan Documents. The Borrower further agrees to indemnify and release the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur arising out of or relating to (i) this Agreement, (ii) the other Loan Documents, (iii) the transactions contemplated hereby, (iv) the direct or indirect application or proposed application of the proceeds of any Loan hereunder, (v) the Release of Hazardous Materials in, onto or from the Borrower's or its Subsidiaries' owned or leased property and
(vi) any violation of Environmental Laws. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment and performance of the Obligations.



	 9.8.	Accounting.  Except as provided to the contrary
herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

	 9.9.	Severability of Provisions.  Any provision in any
Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

	9.10.	Nonliability of the Lender.  The relationship between
the Borrower and the Lender shall be solely that of borrower and lender.
 The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender does not hereby undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's or its Subsidiaries' businesses or operations.

	9.11.	CHOICE OF LAW.  THE LOAN DOCUMENTS
(OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS
CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE
LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT
GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO
NATIONAL BANKS.

	9.12.	CONSENT TO JURISDICTION.  THE
BORROWER HEREBY IRREVOCABLY SUBMITS TO THE
NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES
FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO
IN ANY ACTION OR PROCEEDING ARISING OUT OF OR
RELATING TO ANY LOAN DOCUMENTS AND THE
BORROWER HEREBY IRREVOCABLY AGREES THAT ALL
CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING
MAY BE HEARD AND DETERMINED IN ANY SUCH COURT
AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW
OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH
SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT
OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER
TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE
COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL
PROCEEDING BY THE BORROWER AGAINST THE LENDER
OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY
OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT
OF, RELATED TO, OR CONNECTED WITH ANY LOAN
DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN
CHICAGO, ILLINOIS.



	9.13.	WAIVER OF JURY TRIAL.  THE BORROWER
AND THE LENDER HEREBY EXPRESSLY, KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY
JURY IN ANY ACTION OR PROCEEDING INVOLVING,
DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER
SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY
WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH
ANY LOAN DOCUMENT OR THE RELATIONSHIP
ESTABLISHED HEREUNDER AND THEREUNDER.  THE TERMS
AND PROVISIONS OF THIS SECTION CONSTITUTE A
MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO
THIS AGREEMENT.

	9.14.	Interest Limitation.  Anything in this Agreement, the
Note or any other Loan Document to the contrary notwithstanding, the Borrower shall never be required to pay interest at a rate in excess of the highest lawful rate, and if the effective rate of interest that would otherwise be payable under this Agreement, the Note or any other Loan Document would exceed the highest lawful rate, or if any holder of the Note shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement, the Note or any other Loan Document to a rate in excess of the highest lawful rate, then (i) the amount of interest that would otherwise be payable under this Agreement, the Note and the other Loan Documents shall be reduced to the amount allowed under applicable law, and (ii) any interest paid in excess of the highest lawful rate shall, at the option of the holder of the Note, be either refunded to the payor or credited on the principal of the Note.

	9.15.	Loan Documents.  In the event of any conflict or
inconsistency between the terms and provisions of this Agreement and those of any other Loan Document, the terms and provisions of this Agreement shall govern and control to the extent of such conflict or inconsistency.

	9.16.	Interpretation.  In this Agreement and each other
Loan Document, unless a clear contrary intention appears:

		(i)	The singular number includes the plural
number and vice versa;

		(ii)	Reference to any Person includes such
Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Loan Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

		(iii)	reference to either gender includes the other
gender;

		(iv)	reference to any agreement (including this
Agreement and the Schedules and Exhibits and the other Loan
Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the other Loan Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; and

		(v)	reference to any law, rule, regulation, order,
decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.


	ARTICLE X

	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


	10.1.	Successors and Assigns.  The terms and provisions of
the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by the Lender must be made in compliance with Section 10.3. Notwithstanding clause (ii) of this Section, the Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank; provided, however, that no such assignment shall release the Lender from its obligations hereunder. Any assignee or transferee of the Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan
Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of the Note or of any Note or Notes issued in exchange therefor.

	10.2.	Participations.

		10.2.1. Permitted Participants; Effect. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, any Note held by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents.

		10.2.2. Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan
Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of the collateral, if any, securing any such Loan.

		10.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 8.4 below in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 8.4 below with respect to the amount of participating interests sold to each Participant.

	10.3.	Assignments.

		10.3.1. Permitted Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. Unless a Default has occurred and is continuing, the consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not an Affiliate of the Lender.

		10.3.2. Effect; Effective Date. Upon delivering to the Borrower a notice of assignment and obtaining the consent required by Section 10.3.1, the assignment shall become effective on the effective date specified in such notice of assignment. The notice of assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, the Purchaser shall for all purposes be a party to this Agreement and any other Loan Document executed by the Lender and shall have all the rights and obligations of the Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower shall be required to release the Lender with respect to the percentage of the Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.3.2, the Lender and the Borrower shall make appropriate arrangements so that a replacement Note is issued to the Lender and a new Note or, as appropriate, a replacement Note, is issued to the Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

	10.4.	Dissemination of Information.  The Borrower
authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries. The Lender agrees that it will use reasonable efforts to keep confidential all such information supplied to the Lender by the Borrower, to the extent that such information is not and does not become publicly available through or with the consent or acquiescence of the Borrower, except for disclosure (i) to legal counsel, accountants, other professional advisors to the Lender and regulatory officials, (ii) as required by law, regulation or legal process, (iii) in connection with any legal proceeding to which the Lender is a party and
(iv) to Participants, Purchasers and potential participants and purchasers of an interest in the Loan, provided that such purchasers and participants agree to be similarly bound by the provisions of this Section 10.4.

	10.5.	Tax Treatment.  If any interest in any Loan
Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to deliver to the Borrower two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Transferee is entitled to receive payments under this Agreement and the Note, or any Note or Notes issued in exchange therefor, without deduction or withholding of any United States federal income taxes.


	ARTICLE XI

	NOTICES


	11.1.	Giving Notice.  Except as otherwise permitted by
Section 2.12 with respect to Borrowing Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received;
any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

	11.2.	Change of Address.  The Borrower and the Lender
may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


	ARTICLE XII

	COUNTERPARTS


	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart.

	IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

						ASTEC
INDUSTRIES, INC.


						By:
                                     						Print
Name:
			Title:
   						      		4101
Jerome Avenue

	Chattanooga, Tennessee  37407

	Telecopy No. (615) 867-4127

	Attention: Albert Guth

						THE FIRST
NATIONAL BANK OF CHICAGO


						By:
                                     						Print
Name:
			Title:
   								One
First National Plaza

	Chicago, Illinois  60670

	Telecopy No. (312) 732-7101

	Attention: John Runger


	EXHIBIT "A"

	NOTE


		Chicago, Illinois
 $15,000,000


	FOR VALUE RECEIVED, ASTEC INDUSTRIES, INC., a
Tennessee corporation (the "Borrower"), promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Lender") the lesser of the principal sum of FIFTEEN MILLION AND NO/100
UNITED STATES DOLLARS (U.S. $15,000,000) or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement of even date herewith (as the same may be amended or modified, the "Agreement") executed by the Borrower and the Lender, in lawful money of the United States in immediately available funds at the main office of the Lender in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of
Article II of the Agreement. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

	The Lender is hereby authorized to record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the principal amount and date of each of the Loans and the date and amount of each principal and interest payment hereunder, and such other reasonable information, provided, however, that the failure to so record (or any error in such recording) shall not affect the Borrower's obligations under this Note or the other Loan Documents.

	This Note is issued pursuant to, and is entitled to the benefits of the Agreement, to which Agreement, as it may be amended, reference is hereby made for a statement of the terms and conditions governing this Note, including without limitation the terms and conditions under which this Note may be prepaid or its maturity date accelerated.

	The Borrower hereby waives any rights to receive any notice or demand not expressly provided in this Note or the Agreement with respect to the Borrower's obligations hereunder.

	This Note shall be governed by and construed in accordance with the law of the State of Illinois, without giving effect to Illinois choice of law principles.

						ASTEC
INDUSTRIES, INC., a Tennessee corporation


						By:
						Print Name:
						Title:



	SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
	TO
	NOTE OF ASTEC INDUSTRIES, INC.,
	DATED JULY 20, 1994





Date
Principal
Amount and Type
of
    Loan

Maturity
of Interest
   Period

Principal
Amount
  Paid


Interest
   Paid


Unpaid
Balance




	EXHIBIT "B"




	              , 1994


The First National Bank of Chicago
One First National Plaza
Chicago, Illinois 60670

In Re:		$15,000,000 Credit Facility dated            , 1994 from
		The First National Bank of Chicago (the "Bank") to
		Astec Industries, Inc. (the "Loan")

Ladies and Gentlemen:

	We have acted as counsel for Astec Industries, Inc., a Tennessee corporation (the "Company"), and for its subsidiaries, Telsmith, Inc., a Delaware corporation ("Telsmith"), Heatec, Inc., a Tennessee corporation ("Heatec"), Roadtec, Inc., a Tennessee corporation ("Roadtec"), Trencor, Inc., a Texas corporation ("Trencor"), Astec Transportation, Inc., a Tennessee corporation ("Astec Transportation"), and Astec Corporation, a Tennessee corporation ("Astec Corp." -- Telsmith, Heatec, Roadtec, Trencor, Astec Transportation and Astec
Corp. are collectively referred to herein as the "Subsidiaries"), in connection with the execution and delivery of the following documents:

	(i)	a Credit Agreement dated as of             , 1994
("Agreement") executed by the Company and the Bank;

	(ii)	a Note dated            , 1994 made by the Company in
the amount of the Loan made payable to the Bank;

	(iii)	a Guaranty of Payment dated as of           , 1994
executed by each of the Subsidiaries; and

	(iv)	a Termination Agreement dated as of           , 1994
executed by the Company, the Bank and NationsBank of Georgia, National Association.


Documents (i) - (iv) above are hereinafter referred to as the "Loan Documents". All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

	We have examined the Company's and each Subsidiary's certified articles of incorporation, by-laws and resolutions, certificates of good standing for the Company and each Subsidiary, the Loan
Documents and such other documents and matters of fact and law which we deem necessary in order to render this opinion.



We have assumed:

	(i)	the due execution and delivery, pursuant to due
authorization, of the Loan Documents by the parties thereto other than the Company and the Subsidiaries;

	(ii)	the genuineness of the signatures of all persons
signing the documents in connection with the transactions with respect to which this opinion is rendered, other than the signatures of persons signing on behalf of the Company or the Subsidiaries;

	(iii)	the authenticity of all documents submitted to us as
originals; and

	(iv)	the conformity to authentic original documents of all
documents submitted to us as certified, conformed or photostatic copies.


Based upon the foregoing, it is our opinion that:

	1.	Each of the Company and each Subsidiary is a
corporation, duly organized, validly existing and in good standing under the laws of their respective states of incorporation and duly qualified and in good standing as foreign corporations authorized to do business in each jurisdiction where, because of the nature of their respective activities or properties, such qualification is required, except where the failure to so qualify in a jurisdiction where qualification is necessary will not have a Material Adverse Effect.

	2.	The execution and delivery of the Loan Documents by
the Company and each Subsidiary, as applicable, and the performance by the Company and each Subsidiary of their respective obligations thereunder, including without limitation, the Obligations, have been duly authorized by all necessary corporate action and proceedings on the part of the Company and each Subsidiary and will not:

	a.	require any consent of the
Company's or such Subsidiary's
shareholders;

	b.	violate any law, rule, regulation,
order, writ, judgment, injunction,
decree or award binding on the
Company or such Subsidiary or the
Company's or such Subsidiary's
articles of incorporation or by-laws
or any indenture, instrument or
agreement binding upon the
Company or such Subsidiary; or

	c.	result in, or require, the creation or
imposition of any Lien pursuant to
the provisions of any indenture,
instrument or agreement binding
upon the Company or such
Subsidiary.

	3.	The Loan Documents have been duly executed and
delivered by the Company and each Subsidiary, as applicable, and constitute legal, valid and binding obligations of the Company and each Subsidiary, as applicable, enforceable in accordance with their respective terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

	4.	Except as disclosed in the consolidated financial
statements of the Company and the Subsidiaries, there is no actual, pending or threatened action, litigation, proceeding or investigation against the Company or any Subsidiary which, if adversely determined, could have a Material Adverse Effect.

	5.	No approval, authorization, consent, adjudication or
order of any governmental authority which has not been obtained by the Company or any Subsidiary is required to be obtained by the Company or any Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or the performance and payment by the Company or any Subsidiary of its obligations under the Loan Documents.

	6.	The Obligations constitute senior indebtedness which
is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

	This legal opinion is rendered solely for the benefit of and may be relied upon by the Bank and its participants, assignees and other transferees and may not be relied upon by any other party without our prior written consent.

Yours very truly,




By:





	EXHIBIT "C"
	LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Re:	Credit Agreement, dated __________, 1994 (as the same may
be amended or modified, the "Credit Agreement"), between Astec Industries, Inc. (the "Borrower") and The First National
Bank of Chicago (the "Lender")


	Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

	The Lender is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Loans or other extensions of credit from time to time until receipt by the Lender of a specific written revocation of such instructions by the Borrower, provided, however, that the Lender may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 11.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.12 of the Credit Agreement.

Facility Identification Number(s)
Customer/Account Name
Transfer Funds To


For Account No.
Reference/Attention To
Authorized Officer (Customer
    Representative)                    Date


       (Please Print)                            	Signature

Bank Officer Name                      Date


       (Please Print)                            Signature

    (Deliver Completed Form to Credit Support Staff For Immediate
Processing)


	EXHIBIT "D"

	COMPLIANCE CERTIFICATE


To:	The First National Bank of Chicago
	One First National Plaza
	Chicago, Illinois  60670


	This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of __________, 1994, between the Borrower and The First National Bank of Chicago (as amended or modified and in effect from time to time, the "Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

	THE UNDERSIGNED HEREBY CERTIFIES THAT:

	1. I am the duly elected Chief Financial Officer of the Borrower;

	2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

	3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

	4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

	Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is
taking, or proposes to take with respect to each such condition or event:  	.


	The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this
Certificate in support hereof, are made and delivered this       day of
        , 19   .


							ASTEC
INDUSTRIES, INC.

							By:
							Its:  Chief
Financial Officer




	SCHEDULE I TO COMPLIANCE CERTIFICATE

	Schedule of Compliance as of                        with
	Provisions of        and          of
	the Agreement



	SCHEDULE "2.18"

	EXISTING LETTERS OF CREDIT
	(See Section 2.18)


  Letter of	Stated Amount	Account
Credit Number	as of 7/20/94	 Party  	Beneficiary

  00315394	$15,000.00	Astec Industries, Inc.	Transplatinum Service Corp.
  00315463	$1,024,997.00	Astec Industries, Inc.	Safeco Insurance Co.
  00315655	$70,226.64	Astec Industries, Inc.	China National Machinery
	Import

  00315399	$45,308.34	Trencor-Jetco, Inc.	UBAF Arab American Bank
  00315519	$4,623.00	Trencor-Jetco, Inc.	UBAF Arab American Bank
  00315546	$430,323.08	Trencor-Jetco, Inc.	Haitai International, Inc.
  00315689	$100,000.00	Trencor-Jetco, Inc.	UBAF Arab American Bank
  00315693	$45,308.34	Trencor-Jetco, Inc.	UBAF Arab American Bank

  00315541	$100,000.00	Telsmith, Inc.	City of Mequon




	SCHEDULE "5.7"

	LITIGATION AND CONTINGENT
	OBLIGATIONS

	(See Section 5.7)


	SCHEDULE "5.8"

	SUBSIDIARIES AND OTHER INVESTMENTS
	(See Sections 5.8 and 6.16)


	SUBSIDIARIES

Investment	               Owned 	                Percent     Juisdiction of
In                     	  By                    	Ownership 	 Organization

Heatec, Inc.	             Astec           	      100%	       Tennessee
                         	Industries,
                         	Inc.

Roadtec, Inc.	            Astec	                  100%	       Tennessee
                         	Industries,
                         	Inc.

Trencor Jetco, Inc.       Astec Industries,	       100%	       Texas
                         	Inc.

Telsmith, Inc.	           Astec Industries,Inc.	   100%	       Delaware

Astec 	                  Astec
Transportation, Inc.	    Industries, Inc.          	100%	      Tennessee

Astec Corporation	       Astec Industries,Inc.     	100%	      Tennessee


	OTHER INVESTMENTS



	None.


	SCHEDULE "5.14"

	INDEBTEDNESS AND LIENS
	(See Sections 5.14, 6.11 and 6.18)


						                                                            Maturity
Indebtedness	           Indebtedness			Property and	 	           	Amount
Incurred By 	             Owed To    	 	Encumbrances (If Any)    	of
                                                                  Indebtedness

	SCHEDULE "5.22"

	ENVIRONMENTAL MATTERS

	(See Section 5.22)


	CREDIT AGREEMENT


	BY AND BETWEEN


	THE FIRST NATIONAL BANK OF CHICAGO
	One First National Plaza
	Chicago, Illinois  60670



	AND



	ASTEC INDUSTRIES, INC.
	4101 Jerome Avenue
	Chattanooga, Tennessee  37407






	Dated as of July 20, 1994





	TABLE OF CONTENTS



ARTICLE I	DEFINITIONS	  1

ARTICLE II	THE CREDITS	  10
	2.1.	Commitment	  10
	2.2.	Required Payments; Termination	  11
	2.3.	Types of Loans	  11
	2.4.	Arrangement Fee; Commitment Fee;
      Reductions in Commitment	  11
	2.5.	Minimum Amount of Each Loan	  11
	2.6.	Optional Principal Payments	 11
	2.7.	Method of Selecting Types and Interest
      Periods for New Loans	 11
	2.8.	Conversion and Continuation of
      Outstanding Loans	 12
	2.9.	Changes in Interest Rate, etc	 12
	2.10.	Default; Rates Applicable After Default	 12
	2.11.	Method of Payment	 13
	2.12.	Note; Telephonic Notices	 13
	2.13.	Interest Payment Dates; Interest and Fee
       Basis	 13
	2.14.	Lending Installations	 14
	2.15.	Application of Payments	 14
	2.16.	Extension of Facility Termination Date	 14
	2.17	Letters of Credit	 14
	2.18	Existing Revolving Credit Facility	 17

ARTICLE III	CHANGE IN CIRCUMSTANCES	 17
	3.1.	Yield Protection	 17
	3.2.	Changes in Capital Adequacy Regulations	 18
	3.3.	Availability of Types of Loans	 18
	3.4.	Funding Indemnification	 18
	3.5.	Lender Statements; Survival of Indemnity	 18
	3.6	Termination of Commitment	19

ARTICLE IV	CONDITIONS PRECEDENT	 19
	4.1.	Initial Loan	 19
	4.2.	Each Loan	 20

ARTICLE V	REPRESENTATIONS AND WARRANTIES	 21
	5.1.	Corporate Existence and Standing	 21
	5.2.	Authorization and Validity	 21
	5.3.	No Conflict; Government Consent	 21
	5.4.	Financial Statements	 21
	5.5.	Material Adverse Effect	 22
	5.6.	Taxes	 22
	5.7.	Litigation and Contingent Obligations	 22
	5.8.	Subsidiaries	 22
	5.9.	ERISA	 22
	5.10.	Accuracy of Information	 22
	5.11.	Regulation U	 23
	5.12.	Material Agreements	 23
	5.13.	Compliance With Laws	 23
	5.14.	Ownership of Properties	 23
	5.15.	Investment Company Act	 23
	5.16.	Public Utility Holding Company Act	 23
	5.17.	Subordinated Indebtedness	 23
	5.18.	Intentionally Omitted	 23
	5.19.	Insurance	 24
	5.20.	Solvency	 24
	5.21.	Licenses	 24
	5.22.	Environmental Protection	 24

ARTICLE VI	COVENANTS	 25
	6.1.	Financial Reporting	 26
	6.2.	Use of Proceeds	 27
	6.3.	Notice of Default	 27
	6.4.	Conduct of Business	 27
	6.5.	Taxes	 27
	6.6.	Insurance	 27
	6.7.	Compliance with Laws	 28
	6.8.	Maintenance of Properties	 28
	6.9.	Inspection	 28
	6.10.	Dividends	 28
	6.11.	Indebtedness	 28
	6.12.	Merger	 28
	6.13.	Sale of Assets	 28
	6.14.	Sale of Accounts	 29
	6.15.	Sale and Leaseback	 29
	6.16.	Investments and Acquisitions	 29
	6.17.	Contingent Obligations	 29
	6.18.	Liens	 29
	6.19.	Fixed Asset Expenditures	 30
	6.20.	Rentals	 30
	6.21.	Letters of Credit	 30
	6.22.	Affiliates	 30
	6.23.	Amendments to Agreements	 31
	6.24.	Subordinated Indebtedness	 31
	6.25.	Intentionally Omitted	 31
	6.26.	Issuance of Stock	 31
	6.27.	Accounting Method	 31
	6.28.	Environmental Covenant	 31
	6.29.	Litigation and Other Notices	 31
	6.30.	Current Ratio	 32
	6.31.	Minimum Tangible Net Worth	 32
	6.32.	Leverage Ratio	 32
	6.33.	Fixed Charge Coverage Ratio	 32

ARTICLE VII	DEFAULTS	 32

ARTICLE VIII	ACCELERATION, WAIVERS,
AMENDMENTS AND REMEDIES	 34
	8.1.	Acceleration	 34
	8.2.	Amendments	 35
	8.3.	Preservation of Rights	 35
	8.4.	Setoff	 35

ARTICLE IX	GENERAL PROVISIONS	 35
	9.1.	Survival of Covenants, Representations	 35
	9.2.	Governmental Regulation	 35
	9.3.	Taxes	 35
	9.4.	Headings	 35
	9.5.	Entire Agreement	 36
	9.6.	Benefits of this Agreement	 36
	9.7.	Expenses; Indemnification	 36
	9.8.	Accounting	 36
	9.9.	Severability of Provisions	 36
	9.10.	Nonliability of the Lender	 36
	9.11.	CHOICE OF LAW	 36
	9.12.	CONSENT TO JURISDICTION	 36
	9.13.	WAIVER OF JURY TRIAL	 37
	9.14.	Interest Limitation	 37
	9.15.	Loan Documents	 37
	9.16.	Interpretation	 37

ARTICLE X	BENEFIT OF AGREEMENT; ASSIGNMENTS;
PARTICIPATIONS	 38
	10.1.	Successors and Assigns	 38
	10.2.	Participations	 38
	10.3.	Assignments	 39
	10.4.	Dissemination of Information	 39
	10.5.	Tax Treatment	 40

ARTICLE XI	NOTICES	 40
	11.1.	Giving Notice	 40
	11.2.	Change of Address	 40

ARTICLE XII	COUNTERPARTS	 40


	EXHIBITS

EXHIBIT "A" NOTE

EXHIBIT "B" OPINION OF COUNSEL

EXHIBIT "C" LOAN/CREDIT RELATED MONEY TRANSFER
INSTRUCTION

EXHIBIT "D" COMPLIANCE CERTIFICATE

SCHEDULE I TO COMPLIANCE CERTIFICATE



	SCHEDULES

SCHEDULE "2.18" EXISTING LETTERS OF CREDIT

SCHEDULE "5.7" LITIGATION AND CONTINGENT
OBLIGATIONS

SCHEDULE "5.8" SUBSIDIARIES AND OTHER INVESTMENTS

SCHEDULE "5.14" INDEBTEDNESS AND LIENS

SCHEDULE "5.22" ENVIRONMENTAL MATTERS


)